Exhibit 10.2

[Abilene, TX]

[Burleson, TX]

[Cedar Hill, TX]

[North Richland Hills (Good Place), TX]

[North Richland Hills (Meadow Lakes), TX]

[Waxahachie, TX]

CONTRACT OF ACQUISITION

between

TEXAS HCP HOLDING, L.P.,

as Buyer

and

CAPITAL SENIOR LIVING ACQUISITION, LLC,

as Seller

Dated as of March 7, 2006

CONTRACT OF ACQUISITION

(Existing Facilities)

This Contract of Acquisition (this “Agreement”) is dated as of March 7, 2006 between TEXAS HCP HOLDING, L.P., a Delaware limited partnership (“Buyer”), and CAPITAL SENIOR LIVING ACQUISITION, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller has the right to acquire the Properties (as such term is hereinafter defined) from the applicable Third-Party Transferor (as such term is hereinafter defined) thereof;

WHEREAS, Seller has the right to acquire certain property adjacent to the Crescent Point Property (as such term is hereinafter defined) (the “Option Property”) pursuant to the terms of (i) that certain Option to Purchase (the “Seller Option Agreement”) dated as of May 20, 2005 by and between Crescent Place Assisted Living, Inc. (“Crescent”), as “Grantor” and Seller, as “Grantee,” and (ii) that certain Right of First Refusal Agreement (the “Seller ROFR Agreement”) dated as of May 20, 2005 by and between Crescent and Seller.

WHEREAS, Seller desires to transfer or cause to be transferred to Buyer or its Affiliate(s), and Buyer desires to acquire or cause its Affiliate(s) to acquire, the Properties, which such transfer may be effectuated by Seller executing and delivering deeds to the Properties, or one or more portions thereof, and bills of sale and assignment with respect to the Personal Property, or causing the same to be executed by the applicable Third-Party Transferor thereof and delivered to Buyer or its Affiliate(s), and directing Buyer or its Affiliate(s) to pay such third party all or a portion of the consideration therefor contemplated hereunder;

WHEREAS, simultaneously therewith, Buyer and Seller desire that Buyer, or an Affiliate(s) of Buyer, enter into a lease of the Properties with Seller, or an Affiliate(s) of Seller; and

WHEREAS, Seller desires to grant to Buyer, and Buyer desires to acquire, an option to purchase the Option Property and a right of first refusal with respect to the Option Property, which such option to purchase and right of first refusal will be evidenced by a written Option to Purchase and Right of First Refusal Agreement executed by and between Buyer and Seller;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable; (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Abilene Facility: The land and all related improvements, fixtures and appurtenances of the 50-unit assisted living facility located in the City of Abilene, State of Texas, and more particularly described on Exhibit A-1 attached hereto.

Abilene Property: The Abilene Facility together with the Personal Property relating to the Abilene Facility.

Affiliate: As defined in the Lease.

Allocated Purchase Price: As to each Property, the portion of the Purchase Price allocated to such Property as set forth on Schedule 2.1(c) to this Agreement.

Assumption Fees: As defined in Section 2.1(b) herein.

Bills of Sale and Assignment: With respect to each Property, a bill of sale and general assignment substantially in the form attached hereto as Exhibit B conveying the Personal Property relating to such Property to Buyer.

Burleson Facility: The land and all related improvements, fixtures and appurtenances of the 74-unit assisted living facility located in the City of Burleson, State of Texas, and more particularly described on Exhibit A-2 attached hereto.

Burleson Property: The Burleson Facility together with the Personal Property relating to the Burleson Facility.

Buyer Option Agreement: The Option to Purchase in the form of Exhibit F, to be executed by Seller, as Optionor, and Buyer, as Optionee, on the Closing Date.

Buyer ROFR Agreement: The Right of First Refusal Agreement in the form of Exhibit G, to be executed by Seller and Buyer on the Closing Date.

Buyer’s Legal Costs: Collectively, the legal fees, expenses and disbursements to counsel incurred by Buyer in connection with the preparation and negotiation of this Agreement, the other Transaction Documents and the Exhibits hereto and thereto and the Related Contract of Acquisition and the Exhibits thereto, the review of diligence materials, documents and other information relating to the Property, the Related Properties and the consummation of the transactions contemplated hereunder and under the Related Contract of Acquisition and the Exhibits hereto and thereto. As used herein, legal fees and expenses shall include outside legal fees and expenses. For purposes of the foregoing, outside legal fees for attorney time shall be billed at the normal hourly rate charged by Buyer’s counsel.

Buyer’s Transaction Costs: Collectively, Buyer’s Legal Costs and the other fees and expenses of and disbursements made by Buyer in connection with the transactions contemplated hereby and under the Related Contract of Acquisition and the Exhibits hereto and thereto, including appraisal costs, engineering fees, accountants and other professional fees, environmental audits and travel expenses.

Closing: The transactions taking place on the Closing Date.

Closing Date: The date on which Buyer receives conveyance of good and marketable title to each Property, free and clear of all liens, claims and encumbrances (except Permitted Exceptions), which date is estimated to be April 28, 2006.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: As defined in the Lease.

Commercial Occupancy Arrangement: As defined in the Lease.

Commitment Fee Deposit: As defined in Section 2.6 herein.

Commitment Letter: The letter of intent and agreement dated December 21, 2005 between Buyer and Seller setting forth the terms and conditions of the transaction contemplated herein.

Condemnation: As defined in the Lease.

Consumables: With respect to each Property, all consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of the Facility relating to such Property.

Crescent Point Facility: The land and all related improvements, fixtures and appurtenances of the 112-unit independent living facility located in the City of Cedar Hill, State of Texas, and more particularly described on Exhibit A-3 attached hereto.

Crescent Point Property: The Crescent Point Facility together with the Personal Property relating to the Crescent Point Facility.

Deeds: With respect to each Property, a Special Warranty Deed in form acceptable to Buyer.

Excluded Property: With respect to each Property, (i) all Resident and/or Patient Agreements and Commercial Occupancy Arrangements, (ii) all Consumables, (iii) all trade names relating to such Property, (iv) all general corporate trademarks, service marks, logos and insignia, goodwill, accounts receivable, books or records of Seller and other proprietary manuals and policies of Seller, (v) any certificate of need or similar certificate for such Property, (vi) any third-party provider agreements (including Medicare and Medicaid) relating to such Property, (vii) any health care license or other operating license for such Property, (viii) any operating agreement or service contract for such Property or any other agreement to provide goods in connection with the business conducted at such Property, (ix) any vehicles, and (x) any computers and software at such Property.

Existing Debt: As defined in Section 2.1(b) herein.

Existing Debt Documents: As defined in Section 2.1(b) herein.

Existing Debt Reserves: As defined in Section 2.4 herein.

Facilities: Collectively, the Abilene Facility, the Burleson Facility, the Crescent Point Facility, the Good Place Facility, the Meadow Lakes Facility and the Waxahachie Facility.

Flood Hazard Area: An area designated by the Federal Emergency Management Agency and/or the Secretary of Housing and Urban Development as having special flood hazards.

Good Place Facility: The land and all related improvements, fixtures and appurtenances of the 72-unit assisted living facility located in the City of North Richland Hills, State of Texas, and more particularly described on Exhibit A-4 attached hereto.

Good Place Property: The Good Place Facility together with the Personal Property relating to the Good Place Facility.

Governmental Authority: With respect to each Property, the United States, the state or commonwealth, county, parish, city and political subdivisions in which such Property is located or which exercise jurisdiction over such Property or use of the Facility thereon for all uses contemplated by the Lease, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over such Property or the construction or use of such Property for all uses contemplated by the Lease.

Governmental Requirement: Any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.

Guarantor: Capital Senior Living Properties, Inc., a Texas corporation.

Guaranty: The guaranty in the form of Exhibit C attached hereto of Seller’s obligations hereunder and Lessee’s obligations under the Lease, to be executed by Guarantor on the Closing Date, or each Separated Facility Guaranty executed pursuant to the terms of Section 2.3(c) below.

Hazardous Substances: As defined in the Lease.

HCP: Health Care Property Investors, Inc., a Maryland corporation.

Health Care License: As defined in Section 3.10.

Intangible Property: With respect to each Property, all Permits, Existing Debt Reserves and other intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with such Property, or any business or businesses now or hereafter conducted by Seller thereon or with the use thereof, including all rights of Seller in and to all Plans and Specifications, leases, contract rights, agreements, water rights and reservations, zoning rights, business licenses, warranties and guaranties (including those relating to construction and/or fabrication) related to such Property, or any part thereof; provided, however, that “Intangible Property” shall not include any of the Excluded Property.

Issuing Agency: As defined in Section 3.10.

Lease: The lease of the Facilities in the form of Exhibit D, to be executed by Buyer and/or an Affiliate(s) of Buyer, as Lessor, and Seller or an Affiliate(s) of Seller, as Lessee, on the Closing Date, or each Separated Facility Lease executed pursuant to the terms of Section 2.3(c) below.

Lease Rate: Eight Percent (8.0%).

Leased Property: As defined in the Lease.

Lessee: As defined in the Lease.

Lessor: As defined in the Lease.

Meadow Lakes Facility: The land and all related improvements, fixtures and appurtenances of the 120-unit independent living facility located in the City of North Richland Hills, State of Texas, and more particularly described on Exhibit A-5 attached hereto.

Meadow Lakes Property: The Meadow Lakes Facility together with the Personal Property relating to the Meadow Lakes Facility.

Memorandum of Buyer Option Agreement: That certain Memorandum of Option to Purchase Agreement in the form of Exhibit C attached to the Buyer Option Agreement, to be executed and acknowledged by Seller and Buyer on the Closing Date.

Memorandum of Buyer ROFR Agreement: That certain Memorandum of Right of First Refusal Agreement in the form of Exhibit B attached to the Buyer ROFR Agreement, to be executed and acknowledged by Seller and Buyer on the Closing Date.

Minimum Rent: As defined in the Lease.

Net Wire: Any wire transfer by Buyer to Title Insurer, Seller, Third-Party Transferor or other appropriate party designated by Seller and Buyer for purposes of funding all or a portion of the acquisition of the Properties hereunder.

Net Wire Date: The date of any Net Wire.

Option Property: As defined in the Recitals hereto.

Organizational Documents: Collectively, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, by-laws, partnership agreement, operating company agreement, trust agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated hereby and the Exhibits hereto.

Parent: As defined in Section 3.13.

Permits: With respect to each Property, all permits, licenses, approvals, entitlements and other authorizations issued by Governmental Authorities including certificates of occupancy, those required in connection with the ownership, planning, development, construction, use, operation and/or maintenance of the Facility relating to such Property for its Primary Intended Use, and all amendments, modifications, supplements, general conditions and addenda thereto, other than any licenses or permits included within the definition of Excluded Property.

Permitted Exceptions: Collectively, (i) liens for taxes, assessments and governmental charges not yet past due and payable or delinquent, (ii) the Existing Debt Documents and (iii) such other title exceptions as Buyer may approve, in its sole and absolute discretion.

Person: As defined in the Lease.

Personal Property: With respect to each Property, all Intangible Property and all tangible personal property of every kind and nature located at, upon or about, or affixed or attached to, or installed in the Facility relating to such Property or used or to be used in connection with and incorporated into or otherwise relating to such Facility or its ownership, planning, development, construction, operation and/or maintenance, including the following:

(i)         All equipment, machinery, fixtures, furniture and furnishings and other tangible personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with such Facility, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not conveyed to Buyer as part of such Facility pursuant to the Deed; and

(ii)         Those specific items of tangible personal property described on Exhibit E attached hereto.

Notwithstanding the foregoing, “Personal Property” shall not include any of the Excluded Property.

Plans and Specifications: With respect to each Property, all drawings (including final and complete “as-builts”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to such Property.

Primary Intended Use: As defined in the Lease with respect to each Facility.

Property(ies): Collectively, the Abilene Property, the Burleson Property, the Crescent Point Property, the Good Place Property, the Meadow Lakes Property and the Waxahachie Property.

Purchase Price: As defined in Section 2.1.

Related Contract of Acquisition: That certain Contract of Acquisition dated concurrently herewith among Capital Senior Living Properties 2 – Crosswood Oaks, Inc., Capital Senior Living Properties 2 – Tesson Heights, Inc. and Capital Senior Living Properties 2 – Veranda Club, Inc., collectively, as “Seller,” and HCP, as “Buyer.”

Related Properties: Those certain “Properties” (as such term is defined in the Related Contract of Acquisition) conveyed to HCP by the “Seller” under the Related Contract of Acquisition, pursuant to the terms thereof.

Resident and/or Patient Agreements: With respect to each Property, any and all leases, rental and occupancy agreements, lease commitments, admission and payment documents, reservation agreements and concessions, all deposits made thereunder, and any and all patient and/or resident trust accounts, in each case with respect to such Property.

Seller Option Agreement: As defined in the Recitals hereto.

Seller ROFR Agreement: As defined in the Recitals hereto.

Separated Facility(ies): As defined in Section 2.3(c).

Separated Facility Guaranty: As defined in Section 2.3(c).

Separated Facility Lease: As defined in Section 2.3(c).

State: With respect to each Property, the State in which such Property is located.

Third-Party Transferor: If not Seller, the fee owner(s) of the Properties immediately prior to the Closing, and/or its Affiliates.

Title Insurer: Republic Title of Texas, Inc.

Title Policy: As defined in Section 3.5.

Transaction Documents: Collectively, this Agreement, the Deeds, the Bills of Sale and Assignment, the Lease, the Guaranty, the Buyer Option Agreement, the Memorandum of Buyer Option Agreement, the Buyer ROFR Agreement, the Memorandum of Buyer ROFR Agreement and any other documents and/or instructions executed in connection with the transactions contemplated by this Agreement and the Exhibits hereto.

Waxahachie Facility: The land and all related improvements, fixtures and appurtenances of the 50-unit assisted living facility located in the City of Waxahachie, State of Texas, and more particularly described on Exhibit A-6 attached hereto.

Waxahachie Property: The Waxahachie Facility together with the Personal Property relating to the Waxahachie Facility.

ARTICLE 2.

TERMS OF THE SALE AND LEASEBACK

Section 2.1	Sale.

(a)        Conveyance. On the Closing Date, subject to the conditions of this Agreement, Seller agrees to convey or cause to be conveyed, and Buyer agrees to acquire, the Properties for a purchase price equal to Forty-Three Million Dollars ($43,000,000.00) (the “Purchase Price”). In addition, on the Closing Date, subject to the conditions of this Agreement, Seller and Buyer agree to execute and deliver the Buyer Option Agreement and the Buyer ROFR Agreement and execute, acknowledge and deliver the Memorandum of Buyer Option Agreement and Memorandum of Buyer ROFR Agreement.

(b)        Payment of Purchase Price; Assumption of Existing Debt. The Purchase Price shall be payable as follows:

(i)	Assumption of Existing Debt.

(A)       Seller or Third-Party Transferor, as applicable, have incurred certain indebtedness secured by a lien on, pledge of, or security interest in the Properties (the “Existing Debt”) as more particularly described on Schedule 2.1(b)(i) attached hereto. Seller shall use best efforts to obtain the consent of the lender(s) of the Existing Debt to (a) the transfer of the Properties to Buyer or an Affiliate(s) of Buyer, (b) the assumption by Buyer or such Affiliate(s) of the Existing Debt, (c) the lease of the Facilities by Lessor to Lessee pursuant to terms of the Lease and (d) the termination of any cross-collateralization and cross-default provisions relating to any indebtedness other than the Existing Debt, and which consent shall confirm an identification of the applicable loan documents (the “Existing Debt Documents”), interest rate, principal and interest paid through date, outstanding principal balance, maturity date, monthly payment and, to the knowledge of such lender, the absence of any default by the borrower thereunder. If such lender(s) consent to the assumption of the Existing Debt, Buyer or its Affiliate(s) shall assume and agree to pay and perform at Closing the Existing Debt obligations that arise after the Closing (excluding the payment of any Assumption Fees), in each case subject to the prorations and adjustments provided for herein and the terms of the Lease. Seller shall pay all charges, fees, and payments that become due or arise out of the assumption by Buyer or its Affiliate(s) of the Existing Debt, including, but not limited to, all application fees, title insurance costs, assumption fees, appraisal fees, recording fees, survey costs and other similar costs required by the lender thereunder to be paid (collectively, the “Assumption Fees”).

(B)        The principal amount of any Existing Debt assumed by Buyer or its Affiliate(s) at Closing with respect to each Property shall be credited against the Allocated Purchase Price for such Property at Closing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or its Affiliate(s) assume any of Seller’s, Third-Party Transferor’s or their Affiliates’, as applicable, obligations with respect to any other indebtedness of Seller, Third-Party Transferor or their Affiliates that is cross-collateralized or cross-defaulted with the Existing Debt.

(ii)         Balance of Purchase Price. The balance of the Purchase Price, as adjusted by credits for the Existing Debt as provided in Section 2.1(b)(i) above, shall be paid in cash on the Closing Date by wire transfer of immediately available funds or such other method as Buyer and Seller may agree upon.

(c)        Allocation of Purchase Price. The Purchase Price shall be allocated among the Properties as set forth on Schedule 2.1(c) attached hereto.

Section 2.2       Closing. The Closing shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, or at such other location as Buyer and Seller may agree upon or through an escrow or sub-escrow with Title Insurer. In the event the Closing is to take place through an escrow or sub-escrow, the parties shall mutually execute and deliver to Title Insurer, as escrow holder, joint escrow and/or recording instructions consistent with this Agreement on or prior to the Closing Date. In the event of any conflict between the provisions of this Agreement or any such escrow and/or recording instructions or any general instructions required by Title Insurer to be executed by Buyer and Seller in connection therewith, the provisions of this Agreement shall control. If the Closing does not take place on or prior to April 28, 2006, Buyer may terminate this Agreement in its sole and absolute discretion.

Section 2.3       Conveyance. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, (a) the Deeds, (b) the Bills of Sale and Assignment, (c) the Buyer Option Agreement,  (d) the Memorandum of Buyer Option Agreement, (e) the Buyer ROFR Agreement, (f) the Memorandum of Buyer ROFR Agreement, (g) the documents and instruments to be executed by Seller and Third-Party Transferor, as applicable, as set forth in Section 3.28 below and (h) such other instruments as shall be necessary to convey, assign or grant to Buyer good and indefeasible title to the Properties, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions). Each party shall execute and deliver such instruments and take such actions as either party may reasonably request in order to effectuate the purposes of this Agreement.

(a)        The Deeds shall be sufficient to convey good and indefeasible fee simple title to each Property (other than the Personal Property) to Buyer or its Affiliate(s), and shall be duly executed, acknowledged and in recordable form. The

Deeds shall include (if applicable) the appropriate state and/or county real estate transfer tax declaration of real estate value or other affidavit as to the tax due on the Allocated Purchase Price for each Property. The Deeds shall be deemed to include all appurtenances to the Properties conveyed thereby, including all right, title and interest, if any, of the grantor in and to any land lying in the bed of any street adjoining the Properties to the center line thereof, and any existing improvements located on the Properties.

(b)        The Bills of Sale and Assignment shall be sufficient to convey good and marketable title to the Personal Property relating to each Property to Buyer or its Affiliate(s) and shall be duly executed. In addition, Seller will execute or obtain and deliver to Buyer or its Affiliate(s) on the Closing Date all other proper instruments for the conveyance of such title to the Personal Property.

(c)        On the Closing Date, Seller, as Optionor, and Buyer, as Optionee, shall enter into the Buyer Option Agreement and the Buyer ROFR Agreement (and execute and acknowledge the Memorandum of Buyer Option Agreement and Memorandum of Buyer ROFR Agreement).

(d)        Subject to the provisions of this Section 2.3(d), on the Closing Date, Buyer, or its Affiliate(s), as Lessor, and Seller, or its Affiliates, as Lessee, shall enter into the Lease. In addition, Seller, for itself and on behalf of Lessee, authorizes Lessor to file Uniform Commercial Code financing statements and/or fixture filings evidencing Lessor’s ownership of the Personal Property relating to the Properties and security interests in certain other personal property as described in the Lease. Such financing statements and/or fixture filings shall describe with particularity the Personal Property, shall be in form sufficient for recording or filing, as applicable, with the appropriate Governmental Authority and shall be otherwise satisfactory to Buyer and Lessor. Buyer and Seller currently contemplate that the Lease will cover all of the Facilities. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of Section 3.20 below, in the event that any lender of any portion of the Existing Debt requires Buyer or its Affiliate(s) to enter into a separate lease(s) (the “Separated Facility Leases” and each, a “Separated Facility Lease”) with respect to the Facility(ies) encumbered by such Existing Debt (the “Separated Facility(ies)”), the following shall apply:

(i)         Buyer, or its Affiliate(s), as Lessor, and Seller, or its Affiliate(s), as Lessee, shall enter into such Separated Facility Lease(s), which Separated Facility Lease(s) shall be in the form of the Lease, but with such changes thereto as are necessary to reflect the separation of the Separated Facility(ies) from the balance of the Facilities subject to the Lease, including specifically the following:

(A)       The total monthly “Minimum Rent” payable under such Separated Facility Lease(s) shall be the total applicable monthly Allocated Minimum Rent (as defined in the Lease) with respect to such Separated Facility(ies); and

(B)        All “Minimum Rent” rental escalations under the Separated Facility Lease(s) shall be at the times and in the amounts set forth in the Lease for Minimum Rent increases; and

(ii)         Buyer, or its Affiliate(s), as Lessor and Seller, or its Affiliate(s), as Lessee, shall execute the Lease, with such changes thereto as are necessary to reflect the separation of the Separated Facility(ies) from the balance of the Facilities subject to the Lease and making such modifications to the Lease as are necessitated thereby.

(iii)        Seller shall cause Guarantor to execute and deliver to Buyer, in addition to the Guaranty, a separate guaranty(ies) (the “Separated Facility Guaranties” and each, a “Separated Facility Guaranty”) in the form of the Guaranty, guaranteeing the lessee’s obligations under such Separated Facility Lease(s).

(e)        Seller shall deliver for itself and shall cause any Third-Party Transferor to deliver for itself, (i) a “FIRPTA” certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the Code, to the effect that neither Seller nor such Third-Party Transferor, respectively, is a foreign person and (ii) such other affidavits or certificates as may be reasonably required by Buyer to the effect that Buyer is not required to withhold taxes from the payment of sale proceeds to either Seller or any Third-Party Transferor under any other applicable state, commonwealth, local or other tax laws.

Section 2.4       Prorations. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, any amounts held in escrow, impound or similar accounts for taxes, insurance, capital expenditures, debt service or other reserves funded held by the lender(s) of any Existing Debt (the “Existing Debt Reserves”) or any other items relating to the Properties, it being understood by the parties that Seller, or certain Affiliate(s) of Seller, as Lessee under the Lease (a) shall be obligated to pay and/or fund all such taxes, assessments, water charges, utilities, insurance premiums, and Existing Debt Reserves and other expense items relating to the Properties under the terms thereof from and after the Closing Date, and (b) shall retain all right, title and interest in and to all such receivables and rents from and after the Closing Date. Any proration of any such items between Seller, Lessee and any Third-Party Transferor shall be solely between such parties and Buyer and Lessor need not be concerned therewith.

Section 2.5	Costs.

2.5.1     Seller’s Costs. Seller or Third-Party Transferor, as applicable, shall pay:

(a)        any and all state, municipal or other documentary, transfer, stamp, sales, use or similar taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Exhibits hereto, any agreement or commitment described or referred to herein or the transactions contemplated herein together with interest and penalties, if any, thereon;

(b)        all expenses of or related to the issuance of the title insurance commitment(s) and policy(ies) (including the costs of any survey(s) required by Buyer and the Title Insurer), chain of title reports, and all escrow fees and charges;

(c)        the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein;

(d)        any and all broker’s fees or similar fees claimed by any party acting by or on behalf of Seller or Third-Party Transferor in connection with the transactions contemplated herein;

(e)        Seller’s legal, accounting and other professional fees and expenses and the cost of all instruments and documents required to be delivered, or to be caused to be delivered, by Seller hereunder;

(f)	all Assumption Fees;

(g)        Buyer’s Transaction Costs, in an amount not to exceed $350,000.00; and

(h)        except as provided in Section 2.5.2, all other costs and expenses incurred in connection with the transactions contemplated hereunder and the Exhibits hereto.

2.5.2     Buyer’s Transaction Costs. Buyer shall pay Buyer’s Transaction Costs in excess of $350,000.00.

Section 2.6       Commitment Fee; Reimbursement of Buyer’s Transaction Costs. Pursuant to the Commitment Letter, Seller has paid to Buyer a commitment fee of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) (the “Commitment Fee Deposit”) on account of the transactions contemplated under this Agreement and under the Related Contract of Acquisition. Subject to the provisions of the Related Contract of Acquisition, if the transactions contemplated hereunder and the Exhibits hereto (i) do close, or (ii) do not close for any reason other than by reason of (a) a breach by Seller of its obligations hereunder, (b) Seller selling the Properties to another buyer or (c) Seller financing the Properties through another financing source, the Commitment Fee Deposit will be applied against Buyer’s Transaction Costs and the balance, if any, shall be refunded to Seller; provided, however, if Buyer’s Transaction Costs exceed the Commitment Fee Deposit, then Seller shall promptly reimburse to Buyer upon demand, all of Buyer’s Transaction Costs in excess of the Commitment Fee Deposit up to a total of Three Hundred Fifty Thousand Dollars ($350,000.00) (i.e., up to an additional $75,000 in excess of the Commitment Fee Deposit). If the transactions do not close by reason of the occurrence of any of the events described in clauses (a), (b) or (c) above, then Buyer shall retain the entire Commitment Fee Deposit irrespective of Buyer’s Transaction Costs; provided, however, if Buyer’s Transaction Costs exceed the Commitment Fee Deposit, then Seller shall promptly reimburse to Buyer upon demand, all of Buyer’s Transaction Costs in excess of the Commitment Fee Deposit up to a total of Three Hundred Fifty Thousand Dollars ($350,000.00) (i.e., up to an additional $75,000 in excess of the Commitment Fee Deposit). To the extent ascertainable on the Closing Date, any amount due to Buyer shall be paid at the Closing. To the extent such amounts are not so ascertainable, Seller shall thereafter reimburse Buyer promptly on demand.

Section 2.7       Nature of Buyer’s Interest With Respect The Properties. Buyer is only purchasing the Properties and is acquiring no interest, other than as a lessor pursuant to the Lease (and including any security interest granted pursuant thereto), in the trade or business operated or to be operated by Lessee with respect to such Properties.

Section 2.8       Early Net Wire. If any Net Wire Date precedes the Closing Date due to Buyer’s wire transfer of funds initiated by Buyer at the request of Seller or any Affiliate of Seller, the Net Wire amount shall accrue interest at the Lease Rate from and after, and including, the Net Wire Date. If the Closing shall occur, such accrued interest on such Net Wire amount at the Lease Rate through, but excluding the Commencement Date of the Lease with respect to the Properties shall be treated as an Additional Charge (as defined in the Lease) under the Lease and shall be paid with the first rent payment by Seller or its Affiliate(s), as Lessee, under the Lease. If the Closing shall not occur, interest at the Lease Rate shall continue to accrue on such Net Wire amount until such Net Wire amount together with all accrued interest at the Lease Rate is paid over to Buyer, which shall occur upon demand. The parties shall instruct Title Insurer or other applicable party to invest such Net Wire amount into an interest-bearing account as directed by Seller until the Closing. Provided that the Closing shall occur, all such accrued interest earned on such account shall be payable to Seller. If the Closing does not occur, then such Net Wire amount, together with all such accrued interest earned on such account shall be paid to Buyer, and Seller shall pay to Buyer on demand the shortfall, if any, between the amount of such accrued interest earned on such account and the interest which has deemed to have accrued as herein provided on such Net Wire amount computed at the Lease Rate.

ARTICLE 3.

CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE

The obligations of Buyer hereunder are subject to the satisfaction or waiver by Buyer of the following conditions. Should any condition set forth in this Article 3 not be fulfilled or waived on the Closing Date to the satisfaction of Buyer, Buyer shall, at its option, be entitled to terminate this Agreement by giving written notice of such termination to Seller. In the event this Agreement is so terminated by Buyer, (a) no party hereto shall have any further rights or obligations hereunder with respect to the Properties (except (i) for those rights and obligations that expressly survive termination of this Agreement as herein provided, including, without limitation, Seller’s obligations pursuant to Section 2.6 above, and (ii) that the foregoing shall not affect the rights or remedies of a party at law or in equity by reason of a breach or default by the other party hereunder); and (b) Title Insurer shall return all documents and instruments to the party that delivered them to Title Insurer.

Section 3.1       Performance. Seller and Guarantor and its or their Affiliates shall have performed in all material respects each and all of the covenants and obligations required to be performed by them on or prior to the Closing.

Section 3.2       Representations and Warranties; Officer’s Certificates. Each and all of the representations and warranties of Seller hereunder and Guarantor under the Guaranty shall be true and correct in all material respects on and as of the Closing Date, as though given as of the Closing Date, and Seller shall have delivered and caused Guarantor to deliver to Buyer officers’ certificates to that effect.

Section 3.3       Default. No event shall have occurred that would constitute a default by (a) Lessee under the Lease, or (b) the “Seller” under the Related Contract of Acquisition, or (c) Guarantor under the Guaranty, or which with notice or the lapse of time, or both, would constitute such a default by either Lessee under the Lease, the “Seller” under the Related Contract of Acquisition or Guarantor under the Guaranty.

Section 3.4       Recordation and Costs. Seller shall (a) have made arrangements for the Deeds and the Uniform Commercial Code financing statements and/or fixture filings, to be recorded or filed for recordation in the manner required by the laws of the State or any other applicable state, and (b) pay, or arrange to be paid, all costs and fees to be paid by Seller pursuant to Section 2.5, and such arrangements shall be satisfactory to Buyer and its counsel in all respects.

Section 3.5       Title Insurance. With respect to each Property, Buyer shall have received, at Seller’s expense, a commitment from Title Insurer satisfactory to Buyer and its counsel for a policy of title insurance showing good and indefeasible title to such Property in fee simple vested in Buyer as of the Closing, subject only to the Permitted Exceptions. Such policy (the “Title Policy”), when issued, shall:

(a)        be in current TLTA extended coverage owner’s form (but without a general exception for creditors’ rights);

(b)        be issued in an amount equal to the Allocated Purchase Price for such Property (less the amount allocated to the Personal Property relating to such Property as provided in Section 2.1);

(c)        include endorsements 100 (no violations, etc., modified for an owner), 103.7 (access), 116.1 (survey accuracy), 123.2 (zoning-improved property), or the equivalents thereof, if any, available in the State, and such other endorsements as Buyer may reasonably require; and

(d)        insure (i) that any conditions, covenants and restrictions affecting such Property have not been violated and that a future violation thereof will not result in a forfeiture or reversion of title; (ii) if obtainable, that all streets adjoining such Property have been completed, dedicated and accepted for public maintenance and use by the appropriate governmental authorities and that such Property has access to public streets; (iii) that local zoning ordinances, general plans and all other applicable land use regulations and all private covenants, conditions and restrictions, if any, permit the transfer and use of such Property (and reconstruction and resumption of use of such Property in the event of damage or destruction thereof or cessation of use thereof) for all uses contemplated by the Lease as a matter of right for an unlimited time period, and specifically not merely as a legal non-conforming use or any other legal status which would by its terms or by operation of law limit the duration of such use or the right to rebuild and resume use of such Property for all uses contemplated by the Lease in the event of damage, destruction or cessation of use of such Property for any reason; and (iv) over and against all parties in possession except the current occupants thereof.

Section 3.6       Survey. With respect to each Property, Buyer shall have received, at Seller’s expense and approved either (a) a final “as built” ALTA survey of such Property completed in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, with additional Title A survey requirements, jointly established and adopted by ALTA and ACSM in 2005 that meet the requirements of a Class A Survey as defined therein, certified within thirty (30) days of the Closing Date or (b) such other form of title survey which is in form and substance satisfactory to Buyer in its sole discretion. Such survey shall (i) be certified to Buyer and the Title Insurer as being true and accurate, which such certification shall include the acreage of such Property and a statement that such Property is not located in a Flood Hazard Area; (ii) identify thereon all telephone, water, sewage, electricity, gas and other utility facilities to the points of connection; and (iii) show no encroachments onto or conflicts with any adjacent property other than pursuant to easements appurtenant to such Property or such other agreements with the affected landowner approved by Buyer and which are, in turn, insured under the Title Policy.

Section 3.7       Utilities and Access. With respect to each Property, Buyer shall have satisfied itself that (a) all utilities serving such Property are adequate for the Primary Intended Use of the Facility relating to such Property; and (b) all means of ingress and egress, parking, access to public streets and drainage facilities are or will be available to such Property and are adequate for the Primary Intended Use of the Facility relating to such Property.

Section 3.8       Site Visits. Buyer shall have completed satisfactory site visits of each Property.

Section 3.9       Environmental Report. With respect to each Property, Buyer shall have received, at Seller’s expense a written report from a qualified geotechnical or engineering firm acceptable to and retained specifically by Buyer, in form and substance satisfactory to Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under such Property and disclosing (a) the results of a review of prior uses of such Property disclosed by local public records, including a chain of title report from the Title Insurer, in form and substance satisfactory to Buyer, showing all previous owners and lessees of such Property from 1940 to the present; (b) contacts with local officials to determine whether any records exist with respect to the disposal of Hazardous Substances on such Property; (c) if recommended by such engineering or geotechnical firm or required by Buyer, soil samples and groundwater samples consistent with good engineering practice; and (d) reasonable evaluations of the surrounding areas for sensitive environmental receptors such as drinking water wells or aquifers, hospitals and schools, and evidence regarding the use and/or historical use of such areas.

Section 3.10     Entitlements. Buyer shall have received and approved (a) with respect to each Property, copies of the applicable zoning ordinances and map marked to show the location of such Property and certified by an appropriate Governmental Authority to be complete and accurate; (b) with respect to each Property, evidence that such zoning ordinances and the general plans/specific plans and all other land use regulations of the applicable municipal jurisdictions and all covenants, conditions and restrictions, if any, affecting such Property permit the transfer of such Property and use thereof for its Primary Intended Use and for all other uses (if any) contemplated under the Lease (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) as a matter of right for an unlimited time period and not merely as a legal non-conforming use; (c) with respect to each Property, copies of all licenses, certificates, approvals and authorizations, including the plot plan and subdivision approvals, zoning variances, sewer, building, foundation, grading and other permits and all other authorizations required by Governmental Authorities or by any applicable covenants, conditions and restrictions for the use and operation of such Property for its Primary Intended Use and for all other uses (if any) contemplated under the Lease, in each instance in accordance with all applicable Governmental Requirements; and (d) evidence satisfactory to it that (i) each Property and/or Lessee holds all licenses, permits, accreditations, authorizations and certifications from all applicable Governmental Authorities required for the operation thereof for its Primary Intended Use and for all other uses (if any) contemplated under the Lease in conformance with all applicable Governmental Requirements (the “Health Care License”), from the applicable Governmental Authority(ies) (each, an “Issuing Agency”); (ii) no such Property is subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any survey of such Property which have not been fully responded to with an acceptable plan of correction with which such Property is being operated in compliance; (iii) to the extent necessary to operate each Property for its Primary Intended Use and to receive governmental and/or private payor reimbursements, such Property is fully and unconditionally accredited by the Joint Commission on Accreditation of Health Care Organizations; and (iv) each Property is (A) to the extent applicable, duly certified as a provider under the Medicare and Medicaid programs and (B) in compliance in all material respects with all Governmental Requirements, including all building codes, and with all insurance requirements and, to the extent applicable for operation of such Property for its Primary Intended Use, all rules and regulations relating to Medicare/Medicaid fraud and abuse practices, and all insurance requirements. Notwithstanding anything to the contrary contained in this Section 3.10, Buyer acknowledges that Lessee will not have obtained the Health Care Licenses for the Abilene Facility, the Burleson Facility, the Good Place Facility and the Waxahachie Facility as of the Closing Date and approves of the same, provided that (a) Lessee has, as of the Closing Date, submitted all applications and taken all other actions required by the applicable Issuing Agency to issue the Health Care Licenses for the Abilene Facility, the Burleson Facility, the Good Place Facility and the Waxahachie Facility, and (b) Lessee complies in all respects with the terms of Section 7.2.1 of the Lease relating to the issuance of the Health Care Licenses for the Abilene Facility, the Burleson Facility, the Good Place Facility and the Waxahachie Facility.

Section 3.11     Physical Inspections. With respect to each Property, Buyer shall at Buyer’s expense (subject to Seller’s obligation pursuant to Section 2.5.1 above to pay Buyer’s Transaction Costs) have received and approved the physical condition of such Property including the improvements and the HVAC, electrical, plumbing and other systems, and shall have received, at Seller’s expense, written reports in form and substance satisfactory to Buyer from one or more qualified engineering firms approved by Buyer or any engineer employed by Buyer to the effect that the improvements on such Property have been constructed in compliance with, and currently are in compliance with all Governmental Requirements, including the Americans With Disabilities Act, and with all restrictions of record applicable thereto which affect the use of such Property for its Primary Intended Use and for all uses contemplated under the Lease.

Section 3.12     Condemnation; Casualty. No Condemnation shall be pending or threatened with respect to any Property and no casualty shall have occurred with respect to any Property or any portion thereof.

Section 3.13	Financial Condition.

3.13.1   Buyer shall have received and approved (a) audited financial statements for Capital Senior Living Corporation (“Parent”) for the year ended December 31, 2004; (b) unaudited financial statements for Seller and Guarantor for the year ended December 31, 2004; (c) unaudited financial statements for Parent, Seller and Guarantor for the period ended November 30, 2005; and (d) unaudited operating statements for each Facility for the period ended November 30, 2005;

3.13.2   Buyer shall have received evidence satisfactory to it that no material adverse change in the financial condition, business, or prospects of (a) Seller, Parent, Guarantor and their Affiliates has occurred from November 30, 2005 through the Closing or (b) any Facility has occurred from November 30, 2005 through the Closing;

3.13.3   Buyer shall have received and approved UCC searches against Seller and Third-Party Transferor showing no liens on the Properties; and

3.13.4   Buyer shall have received and approved all pending or threatened litigation or governmental proceedings seeking to enjoin, challenge or collect material damages in connection with Seller, Guarantor or the Properties.

Section 3.14     Proceedings. Buyer shall have reviewed and approved all corporate, partnership and other proceedings to be taken by Seller, Guarantor and their Affiliates in connection with the transactions contemplated hereunder and the Exhibits hereto and all documents and certificates incident thereto, including the Organizational Documents of Seller, Guarantor and their Affiliates and such other documents and certificates as Buyer or its counsel shall reasonably request.

Section 3.15     Records. With respect to each Property, Buyer shall have reviewed, to the extent in the possession and control of Seller, originals (or copies thereof certified to Buyer) of all documents or other instruments relating to the Intangible Property of such Property, all operating reports and such other records pertaining to such Property as Buyer shall reasonably request.

Section 3.16     Insurance. Buyer shall have received certificates with respect to, and copies of the policies of, the insurance required to be carried by Lessee under the Lease, together with evidence satisfactory to Buyer that the premiums therefor due on or prior to the Closing Date have been paid in full.

Section 3.17     Letter(s) of Credit. Buyer shall have received the letter or letters of credit or cash security deposit fulfilling the requirements set forth in the Lease.

Section 3.18     Transaction Documents. Seller shall have executed and delivered to Buyer, and/or caused its Affiliates to execute and deliver to Buyer, two (2) counterpart originals of the Lease, the Buyer Option Agreement and the Buyer ROFR Agreement and Guarantor shall have executed and delivered two (2) originals of the Guaranty. Seller shall have also executed and delivered, or shall have caused Third-Party Transferor to execute and deliver, the Deeds, the Memorandum of Buyer Option Agreement, and the Memorandum of Buyer ROFR Agreement, in each case properly acknowledged and otherwise in recordable form, and two (2) counterpart originals of the Bills of Sale and Assignment.

Section 3.19     Opinion of Counsel. Buyer shall have received an opinion or opinions of counsel to Seller, Guarantor and Lessee, as applicable, dated as of the Closing Date and addressed to Buyer and any participants of Buyer, and each incorporating any necessary opinions from local counsel to Seller, Guarantor and Lessee, as applicable, to the effect that:

3.19.1   Each of Seller, Guarantor and Lessee is duly organized, validly existing and in good standing in its state of organization or incorporation and each of Seller and Lessee is qualified to do business and in good standing in the State; the execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed by Seller, Guarantor and Lessee, as applicable, hereunder have been duly authorized; and this Agreement, the other Transaction Documents and all other documents to be executed and delivered by Seller, Guarantor and Lessee, as applicable, to or for the benefit of Buyer hereunder are valid and binding instruments, enforceable against Seller, Guarantor and Lessee, as applicable, in accordance with their respective terms;

3.19.2   The execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed and delivered by Seller, Guarantor and Lessee, as applicable, hereunder and the consummation of the transactions contemplated hereunder and the Exhibits hereto do not and will not constitute an event of default under, or a violation of, any Organizational Document of Seller, Guarantor and Lessee, as applicable, or any Governmental Requirement, contract or other agreement by which any of Seller, Guarantor and Lessee, as applicable, is or may be bound, including Governmental Requirements applicable to the use of the Facilities for their Primary Intended Use;

3.19.3   There are (a) to the best knowledge of such counsel, no pending or threatened, proceedings with respect to or in any manner affecting Seller, Guarantor, Lessee or the Properties or in which Seller or Lessee is or will be a party by reason of the ownership or leasing of the Properties; or (b) to the best knowledge of such counsel, no present plans or studies by any Governmental Authority which in any way challenge, affect or would challenge or affect in a material and adverse manner such ownership or leasing;

3.19.4   Seller and Lessee, as applicable, have obtained all consents, permits, licenses, approvals or authorizations from Governmental Authorities or other third parties which are necessary (a) to permit the conveyance of the Properties in accordance with the provisions of this Agreement and the Exhibits hereto and (b) the use and operation of the Facilities for their Primary Intended Use and all other uses contemplated under the Lease (if any) (excluding, however the Health Care Licenses), all of which are in full force and effect; with respect to each of the Facilities, to the best knowledge of such counsel, there exist no circumstances or facts that would prevent Lessee from obtaining all Health Care Licenses for such Facilities from the Issuing Agency that are required to use and operate such Facilities for their respective Primary Intended Uses within ninety (90) days following the Closing Date; and the Properties are, to the extent applicable, duly certified as a provider under the Medicare and Medicaid programs; and

3.19.5	[Intentionally Omitted].

3.19.6   Such other opinions of counsel as Buyer may reasonably request.

Section 3.20     Board of Directors Approval. In the event Buyer or its Affiliate(s) are required to enter into more than one (1) Separated Facility Lease in connection with the assumption of the Existing Debt provided for in this Agreement, the same shall have been approved by the Board of Directors of HCP.

Section 3.21     Related Properties. The closing of the purchase and sale of the Related Properties pursuant to the terms of the Related Contract of Acquisition shall have occurred.

Section 3.22	[Intentionally Omitted]
Section 3.23	[Intentionally Omitted]

Section 3.24     Appraisal. Buyer shall, at Buyer’s expense (subject to Seller’s obligation pursuant to Section 2.5.1 above to pay Buyer’s Transaction Costs) have received and approved an appraisal of each of the Properties from an appraisal firm and in form and substance satisfactory to Buyer.

Section 3.25     Due Diligence. Buyer shall be satisfied with the completion of such other due diligence items as are customary in a transaction of this type.

Section 3.26     Commercial Occupancy Arrangements. At Buyer’s request, for each Commercial Occupancy Arrangement set forth in Schedule 5.1.27 attached hereto, Buyer shall have received, in form satisfactory to Buyer and its counsel, an agreement executed by each Person which is a party to such Commercial Occupancy Arrangement which subordinates such Person’s interests therein to the interests of (i) Buyer or its Affiliate(s) as fee owner of the applicable Property as of the Closing Date, and (ii) Buyer or its Affiliate(s), as Lessor, and Seller or its Affiliate(s), as Lessee, under the Lease.

Section 3.27     Concurrent Closings. Buyer or its Affiliate(s) shall concurrently receive (a) title to each of the Properties on the Closing and (b) the conveyance from Seller or Third-Party Transferor of all of its right, title and interest, owned, leased, or otherwise in and to the Personal Property of each such Property on the Closing.

Section 3.28     Existing Debt. The lender(s) under the Existing Debt shall have approved Buyer’s or it Affiliate(s)’ assumption of the Existing Debt in accordance with the provisions of Section 2.1(b) above, and such lender(s), Seller and Third-Party Transferor, as applicable, shall have executed or caused to be executed all necessary documents and instruments (including any legal opinions) to be executed to evidence such approval as required by such lender(s), which documents and instruments shall be in a form acceptable to Buyer in its reasonable discretion. In no way limiting the generality of the foregoing, in connection with its efforts to assume of the Existing Debt, Buyer shall have the right to request certain modifications to the Existing Debt Documents from the lender(s) thereunder as it deems necessary or appropriate in its reasonable discretion. Without in any way limiting the generality of the foregoing, it shall be reasonable for Buyer to request modifications to the Existing Debt Documents (i) to permit (without the prior consent of the lender(s) thereunder) transactions involving (a) the corporate reorganization of the borrower thereunder, so long as Buyer or HCP at all times controls, directly or indirectly, such borrower or (b) the issuance, sale, conveyance or transfer of any stock or assets of Buyer or HCP (including by merger, consolidation, transfer of assets, stock or other equity interests whether or not Buyer is the surviving or disappearing entity), (ii) to waive any requirements set forth therein for the funding and maintenance by the borrower thereunder of any impound, escrow or other reserve or similar accounts, (iii) to permit the lease of the Facilities by Lessor to Lessee pursuant to the Lease, (iv) to terminate any cross-collateralization or cross-default provisions relating to any indebtedness other than the Existing Debt, (v) to terminate any financial reporting requirements imposed upon the borrower thereunder to provide to the lender(s) audited financial statements of such borrower, (vi) that have been previously agreed upon by the lender(s) thereunder in connection with prior debt assumptions consummated between such lender(s) and Buyer or HCP or their Affiliate(s), and (vii) to address and/or amend any provisions thereof that would have, in the reasonable opinion of Buyer, an adverse affect on the business or operations of the borrower thereunder or any of its Affiliates.

Section 3.29	Closing. The Closing shall occur on or prior to April 28, 2006.

ARTICLE 4.

CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE

The obligations of Seller hereunder are subject to the satisfaction or waiver by Seller of the following conditions:

Section 4.1       Performance. Buyer shall have performed in all material respects each and all of the covenants and obligations required to be performed by it on or prior to the Closing;

Section 4.2       Representations and Warranties. Each and all of the representations and warranties of Buyer hereunder shall be in all material respects true and correct on and as of the Closing Date, as though given as of the Closing Date; and

Section 4.3       Transaction Documents. Lessor shall have executed and delivered to Lessee two (2) counterpart originals of the Lease.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Section 5.1       By Seller. Seller represents and warrants and covenants as follows:

5.1.1     Seller and Lessee are duly organized, validly existing and in good standing under the laws of their respective state of organization/formation, are, or will be, prior to Closing, qualified to do business and, to the extent applicable, in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, the other applicable Transaction Documents and all other instruments provided for herein and the Exhibits hereto to which it is a party, and otherwise carry out the transactions contemplated hereunder and thereunder. In addition, Lessee is qualified to do business and in good standing in the State of Texas;

5.1.2     this Agreement has been, and on the Closing Date, the other applicable Transaction Documents and all other documents to be executed by Seller and Lessee hereunder will have been, duly authorized, executed and delivered by Seller and Lessee, as applicable, and constitute and will constitute the valid and binding obligations of Seller and Lessee enforceable against them in accordance with their respective terms;

5.1.3     Seller and Lessee are solvent, have timely and accurately filed all tax returns required to be filed by them, and are not in default in the payment of any taxes levied or assessed against them or any of their assets, or subject to any judgment, order, decree, rule or regulation of any Governmental Authority which would, in each case or in the aggregate, adversely affect their condition, financial or otherwise, or their prospects, the Properties or the transactions contemplated hereunder or the Exhibits hereto;

5.1.4     except to the extent required in connection with obtaining (a) any Healthcare License required for the operation of the Properties for their Primary Intended Use, or (b) any third-party provider agreements (including Medicare and Medicaid) relating to such Properties, if any, no consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, any of the other applicable Transaction Documents or any other documents to be executed by Seller or Lessee hereunder, or for the performance by or the validity or enforceability thereof against Seller or Lessee, other than the recording or filing for recordation of the Deeds;

5.1.5     to the best knowledge of Seller, there are no actions, proceedings or investigations, including Condemnation proceedings or tax audits, pending or threatened, against or affecting Seller, Lessee or the Properties, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated hereunder or under any of the other applicable Transaction Documents or which could reasonably be expected to materially and adversely affect the financial condition or operations of Seller, Lessee or the Facilities or the ability of Seller or Lessee to carry out the transactions contemplated hereunder or thereunder, or which in any way challenges, affects or would challenge or affect the ownership of the Properties or lease of the Facilities pursuant to this Agreement or the Lease;

5.1.6     the execution and delivery of this Agreement, the other applicable Transaction Documents and all other documents to be executed by Seller or Lessee hereunder, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a breach or violation of (i) any Governmental Requirement applicable to Seller, Lessee or to the best knowledge of Seller, the Properties now in effect; (ii) the Organizational Documents of Seller or Lessee; (iii) any judgment, order or decree of any Governmental Authority binding upon Seller or Lessee; or (iv) any agreement or instrument to which Seller or Lessee is a party or by which it is bound; (b) the acceleration of any obligation of Seller or Lessee; or (c) the creation of any lien, encumbrance or other matter affecting title (other than the Lease and the Permitted Exceptions) to the Properties;

5.1.7     to the best knowledge of Seller, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting the Properties, permit the transfer of the Properties, and the use and operation of the Facilities for their Primary Intended Use (and, in each case, reconstruction and resumption of such use in the event of damage, destruction, or cessation of such use) as a matter of right for an unlimited time period and not merely as a legal non-conforming use;

5.1.8     Seller and/or Lessee, as applicable, have obtained or will obtain, prior to Closing, all consents, permits, licenses, approvals or authorizations from Governmental Authorities or other third parties which are necessary to permit the conveyance of the Properties in accordance with the provisions of this Agreement and the use of the Properties for their Primary Intended Use and for all uses contemplated under the Lease (if any) (excluding, however, the Health Care Licenses from the Issuing Agency), all of which are in full force and effect, and the Properties are in compliance in all material respects with all applicable zoning ordinances and the Permitted Exceptions. In addition, with respect to each of the Facilities, Seller will cause Lessee to use its best efforts to obtain all Health Care Licenses for such Facilities from the Issuing Agency that are required to use and operate such Facilities for their respective Primary Intended Uses within ninety (90) days following the Closing Date;

5.1.9     no Facility is required to be accredited by the Joint Commission on Accreditation of Health Care Organizations in order to operate such Facility for its Primary Intended Use and/or to receive governmental and/or private payor reimbursements;

5.1.10   to the extent necessary to operate each Facility for its Primary Intended Use and/or to receive governmental and/or private payor reimbursements (if applicable), such Facility is (a) duly certified as a provider under the Medicare and Medicaid programs (if applicable) (b) in compliance in all material respects with all Governmental Requirements, including all building codes and with all insurance requirements and, to the extent applicable, all rules and regulations relating to Medicare/Medicaid fraud and abuse practices, and all insurance requirements, and (c) not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding or, to the best knowledge of Seller, threatened notices of deficiency resulting from any survey of such Facility which have not been fully responded to with an acceptable plan of correction with which such Facility is being operated in compliance;

5.1.11   Seller’s and Lessee’s, as applicable, Medicaid participation agreements, if any, are in full force and effect and no action has been taken to revoke, cancel, suspend or modify any of such agreements; Seller’s and Lessee’s material provider contracts, if any, including managed care contracts, are in full force and effect and no action has been taken to revoke, cancel, suspend or modify any such agreement, nor is there any basis for such action; and reimbursement pursuant to the Medicaid participation agreements, if any, and any material provider contract will not be adversely affected as a result of the transactions contemplated hereby and the Exhibits hereto;

5.1.12   (a) there are no underground tanks or Hazardous Substances currently located on any Property, no such tanks have ever been located on any Property and no such Hazardous Substances have ever been present, used, stored, treated, released from or disposed of or on any Property; (b) to the best of Seller’s knowledge, no enforcement, cleanup, removal or other governmental or regulatory actions have, at any time, been instituted or threatened with respect to any Property; (c) to the best of Seller’s knowledge, there is no current or prior violation or state of noncompliance with any environmental law relating to Hazardous Substances with respect to any Property; (d) no claims have been made or, to the best of Seller’s knowledge, threatened by any third party with respect to any Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substance; and (e) to the best of Seller’s knowledge, there are no current, and have been no, businesses engaged in the storage, treatment or disposal of Hazardous Substances in violation of any Governmental Requirements related to Hazardous Substances on any property adjacent to any Property;

5.1.13   to the best of Seller’s knowledge, the Properties are not located within an area of special risk with respect to natural or man-made disasters or hazards, including any Flood Hazard Area;

5.1.14   to the best of Seller’s knowledge, there are no adverse geological or soil conditions affecting any Property;

5.1.15   (a) all public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of each Property; (b) such utilities are adequate for the Primary Intended Use of each Facility; and (c) the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the Primary Intended Use of each Facility;

5.1.16   each Property is a legal lot or parcel which for all purposes may be mortgaged, conveyed and otherwise dealt with as a separate parcel and is taxed as a separate lot or parcel;

5.1.17   to the best of Seller’s knowledge, no exception to title to and no interest in any Property will interfere with the use of the Facility relating to such Property for its Primary Intended Use in accordance with the Lease or cause the value of such Property to be materially less than the Allocated Purchase Price relating to such Property;

5.1.18   Seller has delivered to Buyer (a) copies of the audited financial statements for Parent for the year ended December 31, 2004, (b) copies of the unaudited financial statements for itself and Guarantor for the year ended December 31, 2004, (c) unaudited financial statements for itself, Guarantor and Parent for the period ended November 30, 2005, and (d) unaudited operating statements for each Facility for the period ended November 30, 2005, and such financial and/or operating statements are true, correct and complete in all material respects, have been prepared from and in accordance with the books and records of Seller and its Affiliates and each Facility, as applicable, and accurately and fairly present the financial position and results of operations of Seller, its Affiliates and each Facility, respectively, at the date(s) and for the period(s) indicated;

5.1.19   since November 30, 2005, there has been no material adverse change in the financial condition of Seller or its Affiliates and since November 30, 2005, there has been no material adverse change in the financial condition of any Facility from that disclosed in the operating statements;

5.1.20   Seller has delivered to Buyer copies of all of the Organizational Documents of Seller, Guarantor and Lessee. Such Organizational Documents are true, correct and complete in all material respects;

5.1.21   neither this Agreement nor any certificate, statement or other document furnished or to be furnished to Buyer by or on behalf of Seller or its Affiliates in connection with the transactions contemplated hereunder and the Exhibits hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading;

5.1.22   Buyer is not required to withhold taxes from the payment of sale proceeds to either Seller or Third-Party Transferor under the Internal Revenue Code or any applicable state, commonwealth, local or other tax laws;

5.1.23   neither Seller nor Third-Party Transferor is a foreign person for purposes of Section 1445 of the Internal Revenue Code;

5.1.24   to the best knowledge of Seller, the Properties are free and clear of all liens and other encumbrances other than the Permitted Exceptions;

5.1.25   neither Seller nor any Affiliate of Seller is retaining any contiguous or adjacent property to any of the Properties, except to the extent relating to Seller’s right to acquire the Option Property pursuant to the terms of the Seller Option Agreement and Seller ROFR Agreement;

5.1.26   the real property tax assessor’s parcel number for the Properties are set forth in Schedule 5.1.26 attached hereto;

5.1.27   except as set forth on Schedule 5.1.27 attached hereto, there are no Commercial Occupancy Arrangements affecting any of the Properties (or any portion thereof), and there is no other Person in possession or occupancy of any of the Properties (or any portion thereof), except for patients or residents of the Facilities;

5.1.28   to the best of Seller’s knowledge, no event has occurred, nor does any circumstance exist that with notice and/or the passage of time would constitute an event of default under any of the Existing Debt Documents;

5.1.29   the Seller Option Agreement and Seller ROFR Agreement are in full force and effect and constitute the entire agreement between Crescent and Seller regarding the subject matter thereof and Seller has not assigned or otherwise conveyed to any Persons any of its right, title and/or interest in and to the Seller Option Agreement or the Seller ROFR Agreement;

5.1.30   neither Crescent nor Seller is in default under the Seller Option Agreement or the Seller ROFR Agreement; and

5.1.31   To the best of Seller’s knowledge, Seller is in compliance in all material respects with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the (“Orders”). Neither the Seller nor, to the best of Seller’s knowledge, any of its Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Section 5.2	By Buyer. Buyer represents and warrants as follows:

5.2.1     Buyer is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the state of its organization/formation; is, or will be on the Closing Date, duly qualified and authorized to do business in the State, to the extent such qualification is required to perform its obligations hereunder or under any Transaction Document; and has or will have on the Closing Date, full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, the Lease and all other instruments provided for herein to which it is a party, and otherwise carry out the transactions contemplated hereunder and the Exhibits hereto;

5.2.2     this Agreement has been, and on the Closing Date all other documents to be delivered by Buyer pursuant to this Agreement will have been, duly authorized, executed and delivered by Buyer and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms;

5.2.3     no consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, any of the other applicable Transaction Documents or any other documents to be executed by Buyer or Lessor hereunder, or for the performance by or the validity or enforceability thereof against Buyer or Lessor; and

5.2.4     To the best of Buyer’s knowledge, Buyer is in compliance in all material respects with the requirements of the Orders. Neither Buyer nor, to the best of Buyer’s knowledge, any of its Affiliates (A) is listed on the Lists, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

ARTICLE 6.

COVENANTS OF THE PARTIES AND OTHER MATTERS

Section 6.1       Covenants of Seller. Prior to the Closing Date, Seller shall, to the extent the same are within the control of Seller:

(a)        not amend or permit to be amended any agreement or other instrument related to the Properties or Seller’s or Lessee’s business;

(b)        timely pay or cause to be paid all income, property, sales and withholding taxes and all ad valorem and other taxes, liens and charges upon the Properties and business operated thereon as they become due;

(c)        not dispose of or encumber or permit the disposition or encumbrance of the Properties or any portion thereof;

(d)        not enter into or assume or permit to be entered into or assumed any contract, agreement, obligation, lease, license or commitment related to the Properties except as contemplated hereunder or under the other Transaction Documents or the Exhibits hereto or thereto;

(e)        not do any act or omit any act which would cause a breach of any contract, commitment or obligation which would have an adverse effect on the Properties or the business conducted thereon;

(f)         promptly advise Buyer in writing of any adverse change in the financial position, assets or earnings of Seller, Guarantor, Lessee or their Affiliates, or in the financial position, assets or earnings of the Properties;

(g)        not amend, terminate or waive or permit to be amended, terminated or waived any right related to the Properties or the business conducted thereon;

(h)        not to make or permit to be made any Capital Additions (as defined in the Lease) to the Properties without the written approval of Buyer, other than renovations to the Facilities which have been disclosed to Buyer and which are to be completed prior to the Closing Date;

(i)         afford the officers, attorneys, accountants, and other authorized representatives of Buyer access during normal business hours to the Properties and to the books and records related to the Properties and the business conducted thereon in order to afford Buyer such opportunity of review, examination and investigation as Buyer shall desire with respect to the same and permit Buyer to make extracts from, and take copies of, such books and records as may be reasonably necessary for such purposes;

(j)         give all notices to Governmental Authorities required by law for the transfer of the Properties and lease of the Properties;

(k)        take all action as may be necessary to comply promptly in all material respects with any and all Governmental Requirements affecting the Properties and all orders of any board of fire underwriters or other similar bodies in connection with the making of repairs and alterations, and promptly, notify Buyer of any failure of Seller to comply with the same;

(l)         pay, or cause to be paid, all currently due, regularly amortized principal payments, interest obligations and other amounts due in respect of the Existing Debt that may be due and owing prior to the Closing Date;

(m)       cooperate with Buyer or its Affiliate(s) in its efforts to assume the Existing Debt in accordance with the other provisions of this Agreement;

(n)        not amend the Seller Option Agreement or the Seller ROFR Agreement;

(o)        not do any act or omit any act which could cause a breach of, or default under, the Seller Option Agreement or the Seller ROFR Agreement; and

(p)        not assign, encumber or otherwise transfer any of its right, title or interest in and to the Seller Option Agreement or the Seller ROFR Agreement.

Section 6.2       Notification of Changes. At any time at or prior to the Closing Date, Seller shall promptly notify Buyer after Seller obtains knowledge of (a) any change in the condition of any of the Properties or any contiguous or neighboring property which could have a material adverse effect on such Properties, Seller or Buyer, or (b) any event or circumstance which makes any representation or warranty of Seller contained herein untrue or misleading, or any covenant of (i) Buyer or Seller under this Agreement, or (ii) Lessee or Lessor under the Lease, or (iii) Buyer and Seller under the Buyer Option Agreement or the Buyer ROFR Agreement or (iv) Guarantor in the Guaranty incapable or less likely of being performed, it being understood that the obligation to provide notice to Buyer under this Section shall in no way relieve Seller, Lessee or Guarantor of any liability for a breach of any of the representations, warranties or covenants contained herein, in the Lease, the Buyer Option Agreement, the Buyer ROFR Agreement or Guaranty, as applicable.

Section 6.3       Effect Transaction. Seller shall take all actions reasonably necessary or desirable to effect the transactions contemplated herein.

Section 6.4	Indemnification.

(a)        In addition to, and without limiting any indemnification obligation of Seller, or any Affiliate of Seller, as Lessee, under the Lease, Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Buyer from and against any and all loss, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach or violation of any representation or warranty of Seller contained herein; (ii) the failure of Seller to satisfy or perform any covenant or other provision contained herein; (iii) any violation of any covenant, condition or restriction affecting the Properties; (iv) any encroachment of buildings or other improvements onto adjoining lands or onto easements or licenses or rights-of-way located on the Properties which is not a Permitted Exception; (v) the presence or existence of any Hazardous Substance on, in or under the Properties; and (vi) any claims made against Buyer by any third party arising out of the transactions contemplated in this

Agreement or the Exhibits hereto. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

(b)        Buyer hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller from and against any and all loss, cost or expense, including costs and reasonable legal fees incurred after the Closing by Seller as a result of the breach or violation of any representation or warranty of Buyer hereunder. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

ARTICLE 7.

MISCELLANEOUS

Section 7.1       Survival. All representations and warranties made by Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and recordation of the Deeds for a period of one (1) year following the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1.3, 5.1.5, 5.1.10, 5.1.11, 5.1.27, 5.1.29, 5.1.30, 5.1.31 and 5.2.4 shall survive the execution and delivery of this Agreement and recordation of the Deeds for the applicable statute of limitations. In addition, all covenants made by Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and recordation of the Deeds for the applicable statute of limitations. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall serve to limit in any manner the obligations of Seller, or any Affiliate of Seller, as Lessee under the Lease.

Section 7.2       Brokers. Seller shall pay any commission or fee due to any broker, finder or similar agent on account of any of the transactions contemplated hereunder and the Exhibits hereto. The indemnification obligations of Seller pursuant to Section 6.4(a) above shall include the obligation to defend and hold harmless Buyer from and against any claims, causes of action or the like brought by any broker, finder or similar agent for a commission or fee on account of the transactions contemplated hereunder and the Exhibits hereto.

Section 7.3       Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Buyer:	Texas HCP Holding, L.P.

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

Phone:	(562) 733-5100
Fax:	(562) 733-5200
Attn:	Legal Department

with a copy to:	Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, California 92626

	Phone:	(714) 540-1235
	Fax:	(714) 755-8290
	Attn:	David C. Meckler, Esq. and
Andrew L. Dawson, Esq.
If to Seller:	Capital Senior Living Corporation

14160 Dallas Parkway #300

Dallas, Texas 75254

	Phone:	(972) 770-5600
	Fax:	(972) 770-5666
	Attn:	David R. Brickman, Esq.
with a copy to:	Jenkens & Gilchrist

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Phone:	(214) 855-4354
Fax:	(214) 855-4300
Attn:	Winston W. Walp II, Esq.

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

Section 7.4       Attorneys’ Fees. If Buyer or Seller brings an action at law or other proceeding against the others to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and attorneys’ fees.

Section 7.5       Successors. This Agreement shall be binding upon Buyer, Seller and their respective successors and assigns. Notwithstanding the foregoing, the rights and obligations of Seller under this Agreement may not be assigned without the prior written consent of Buyer, which consent may be given or withheld in the sole and absolute discretion of Buyer. Buyer may, however, assign its rights and obligations hereunder, in whole or in part, to any Affiliate of Buyer without the consent of Seller.

Section 7.6       Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Buyer or Seller of a breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 7.7       Invalidity. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 7.8       Governing Law. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

Section 7.9       WAIVER OF TRIAL BY JURY. EACH OF BUYER AND SELLER ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE OF CALIFORNIA. EACH OF BUYER AND SELLER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BUYER AND SELLER WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF BUYER AND SELLER HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 7.12, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

BUYER’S INITIALS: /s/ PG

SELLER’S INITIALS: /s/ RB

Section 7.10     Bulk Sales. Buyer and Seller hereby waive compliance with the notice provisions of any bulk sales statute in effect in the State. Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) paid or incurred by Buyer and arising directly or indirectly out of noncompliance with bulk sales statutes.

Section 7.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

Section 7.12	ARBITRATION OF DISPUTES

(a)        EXCEPT AS PROVIDED IN SECTION 7.12(b) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM OF WHATSOEVER NATURE ARISING OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS AGREEMENT, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT OR STATUTE, SHALL BE DETERMINED BY FINAL AND BINDING, CONFIDENTIAL ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS THEN-EXISTING COMMERCIAL ARBITRATION RULES, AND THE SOLE ARBITRATOR SHALL BE SELECTED IN ACCORDANCE WITH SUCH AAA RULES. ANY ARBITRATION HEREUNDER SHALL BE GOVERNED BY THE UNITED STATES ARBITRATION ACT, 9 U.S.C. 1-16 (OR ANY SUCCESSOR LEGISLATION THERETO), AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF. NEITHER BUYER, SELLER NOR THE ARBITRATOR SHALL DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES; PROVIDED, HOWEVER, THAT EITHER PARTY MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS OF ANY SUCH ARBITRATION TO ITS PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS AND ACCOUNTANTS AND TO ANY OTHER PERSON TO WHOM DISCLOSURE IS REQUIRED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, INCLUDING PURSUANT TO AN ORDER OF A COURT OF COMPETENT JURISDICTION. UNLESS OTHERWISE AGREED BY THE PARTIES, ANY ARBITRATION HEREUNDER SHALL BE HELD AT A NEUTRAL LOCATION SELECTED BY THE ARBITRATOR IN LOS ANGELES, CALIFORNIA. THE COST OF THE ARBITRATOR AND THE EXPENSES RELATING TO THE ARBITRATION (EXCLUSIVE OF LEGAL FEES) SHALL BE BORNE EQUALLY BY BUYER AND SELLER UNLESS OTHERWISE SPECIFIED IN THE AWARD OF THE ARBITRATOR. SUCH FEES AND COSTS PAID OR PAYABLE TO THE ARBITRATOR SHALL BE INCLUDED IN “COSTS AND ATTORNEYS’ FEES” FOR PURPOSES OF SECTION 7.4 AND THE ARBITRATOR SHALL SPECIFICALLY HAVE THE POWER TO AWARD TO THE PREVAILING PARTY PURSUANT TO SUCH SECTION 7.4 SUCH PARTY’S COSTS AND EXPENSES INCURRED IN SUCH ARBITRATION, INCLUDING FEES AND COSTS PAID TO THE ARBITRATOR.

(b)        THE PROVISIONS OF THIS SECTION 7.12 SHALL NOT APPLY TO ANY REQUEST OR APPLICATION FOR AN ORDER OR DECREE GRANTING ANY PROVISIONAL OR ANCILLARY REMEDY (SUCH AS A TEMPORARY RESTRAINING ORDER OR INJUNCTION) WITH RESPECT TO ANY RIGHT OR OBLIGATION OF EITHER PARTY TO THIS AGREEMENT, AND

ANY PRELIMINARY DETERMINATION OF THE UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE AS IS REQUIRED TO DETERMINE WHETHER OR NOT TO GRANT SUCH RELIEF. A FINAL AND BINDING DETERMINATION OF SUCH UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE SHALL BE MADE BY AN ARBITRATION CONDUCTED PURSUANT TO THIS SECTION 7.12 AFTER AN APPROPRIATE TRANSFER OR REFERENCE TO THE ARBITRATOR SELECTED PURSUANT TO THIS SECTION 7.12 UPON MOTION OR APPLICATION OF EITHER PARTY HERETO. ANY ANCILLARY OR PROVISIONAL RELIEF WHICH IS GRANTED PURSUANT TO THIS SECTION 7.12(b) SHALL CONTINUE IN EFFECT PENDING AN ARBITRATION DETERMINATION AND ENTRY OF JUDGMENT THEREON PURSUANT TO THIS SECTION 7.12.

(c)        NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

BUYER’S INITIALS: /s/ PG

SELLER’S INITIALS: /s/ RB

Section 7.13     1031 Exchange. Buyer may elect to purchase the Properties, or any number of them, in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (“1031 Exchange”). In the event that Buyer shall so elect, Buyer shall give written notice to Seller and Title Insurer, as escrow holder, of such election prior to the Closing and shall identify the accommodation party (the “Accommodator”) selected by Buyer to facilitate the 1031 Exchange. If the Accommodator is so designated, Buyer shall cause the Accommodator (i) to acquire title to such Property(ies) at or before Closing and (ii) to transfer title in such Property(ies) to Buyer at the Closing for an amount equal to the sum of the Allocated Purchase Price(s) for such Property(ies). Seller shall reasonably cooperate with any such 1031 Exchange, including executing and delivering such additional documents as may be requested by Buyer; provided, however, that Seller shall not be required to incur any additional liabilities or financial obligation or expense as a consequence of any of the foregoing exchange transactions.

Section 7.14     Entire Agreement. This Agreement, together with the other Transaction Documents, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitute the entire agreement of the parties in respect of the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

“Buyer” TEXAS HCP HOLDING, L.P., a Delaware limited partnership By: Texas HCP G.P., Inc., a Delaware corporation, its general partner By:/s/ Paul Gallagher Its: Executive Vice President	“Seller” CAPITAL SENIOR LIVING ACQUISITION, LLC, a Delaware limited liability company By: /s/ Ralph Beattie Its: ______________________